                                  EXHIBIT 4.1

                           BEVERLY ENTERPRISES, INC.

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                           Beverly Enterprises, Inc.
                      Executive Deferred Compensation Plan

                           Effective January 1, 1997

                             *    *    *    *    *


         Section 1. Purpose. The purpose of the Plan is for the Company to provide certain select executives of the Company with an opportunity to defer receipt of compensation for services rendered to the Company. It is intended that the Plan shall aid the Company in retaining and attracting employees whose abilities, experience and judgment can contribute to the continued progress of the Company. The Plan is intended to be a so-called "top hat plan" under ERISA, i.e., an unfunded plan of deferred compensation for the benefit of a select group of highly compensated or management employees. The Plan is also a nonqualified deferred compensation arrangement under Internal Revenue Code
Section 3121(v).

         Section 2.     Definitions.

         (a) "Account(s)" means the Deferral Account, the Supplemental Contributions Account and/or the Matching Contributions Account, as the context requires.

         (b) "Bonus" means any special and/or discretionary cash compensation amounts in excess of Salary, determined by the Company to be payable to a Participant with respect to services rendered.

         (c)     A "Change of Control" shall be deemed to have taken place if:
(i) any person, corporation, or other entity or group, including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or
(iii) at any time (a) the Company shall consolidate or merge with any other Person and the Company shall not be the continuing or surviving corporation,
(b) any Person shall consolidate or merge with the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer fifty percent (50%) or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons.

         (d) "Committee" means the Compensation Committee of the Company's Board of Directors.

         (e)     "Company"' means Beverly Enterprises, Inc.

         (f) "Continuous Service" means a Participant's uninterrupted services with the Company or any affiliate. Service shall not be deemed interrupted by a leave of absence authorized by the Committee, an absence due to mandatory military service or an absence due to disability while the Participant is receiving benefits under any short-term or long-term disability plan or arrangement maintained or sponsored by the Company.

         (g) "Deferred Compensation" means the sum of Salary and Bonus that are the subject of an elective deferral under Section 5.

         (h) "Deferred Compensation Plan" means the Beverly Enterprises, Inc. Deferred Compensation Plan that was amended and restated effective July 17, 1991.

         (i) "Deferral Account" means the bookkeeping account established for a Participant under the Plan and to which Deferred Compensation amounts with respect to such Participant are credited from time to time, as adjusted from time to time as provided in the Plan.

         (j) "Deferred Compensation Election Form" means the form pursuant to which Eligible Executives elect to become Participants in the Plan and defer compensation thereunder, in such form as the Committee determines from time to time in its sole discretion.

         (k) "Disability" means total and permanent mental or physical disability as determined by the Committee in its sole discretion in accordance with standards and procedures similar to those under the Company's broad-based regular long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Committee in its sole discretion, substantially to perform such Participant's regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of three
(3) consecutive months.

         (l) "Eligible Executive" means any employee of the Company who is selected for participation by the Committee.

         (m) "Matching Contributions Account" means the bookkeeping account established for a Participant under the Plan and to which the Company's matching contributions under Section 5(b) of the Plan are credited from time to time, as adjusted from time to time under the Plan.

         (n) "Participant" means an Eligible Executive who has elected to defer Salary and/or Bonus amounts pursuant to the Plan.

         (o)     "Person" shall have the meaning ascribed to such term in
section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

         (p) "Plan" means the Beverly Enterprises, Inc. Executive Deferred Compensation Plan, as set forth herein and as amended from time to time.

         (q)     "Plan Year"' means the calendar year.

         (r) "Retirement" means attainment of sixty (60) years of age and termination of employment.

         (s) "Rollover Account" means the bookkeeping account established for a Participant under the Plan and to which the Deferred Compensation Plan balance is credited under Section 12.

         (t) "Salary"' means the regular base compensation paid by the Company to an employee (without regard to any reduction thereof pursuant to the Plan or any other elective salary deferral arrangement under any other plan (e.g., Pre-Tax Premium Plan, Dependent Care Assistance Plan, Health Care Spending Account) maintained by the Company), exclusive of Bonus payments and any other incentive payments made by the Company to such employee.

         (u) "Supplemental Contributions Account" means the bookkeeping account established for the Participant under the Plan and to which the Company's supplemental contributions under Section 5(c) of the Plan are credited from time to time, as adjusted from time to time under the Plan.

         (v) "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an "Unforeseeable Emergency" would depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

                 (1) through reimbursement or compensation by insurance or otherwise,

                 (2) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or

                 (3) by cessation of Deferred Compensation under the Plan (or cessation of elective deferrals under any other Company Retirement or Savings Plan). The need to send a Participant's child to college or the desire to purchase a home shall not be an Unforesseable Emergency.

         Section 3.       Eligibility.  Individuals eligible to
participate in the Plan shall consist of the Eligible Executives of the Company, as determined from time to time by the Committee. The Committee may terminate an individual's designation as an Eligible Executive at any time.

         Section 4.               Administration.

         (a) The Plan shall be administered by the Committee. The Committee has complete fiduciary discretion and authority to construe and interpret the Plan; promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan; decide all questions of eligibility and benefits (including underlying factual determinations); and adjudicate all claims and appeals. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe; provided, however, that the Committee shall not delegate its authority with regard to the determination of Eligible Employees. The Committee's determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants.

         (b) The Company will indemnify and hold harmless the Committee and each member thereof against any cost or expense (including without limitation attorney's fees) or liability (including without limitation any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act, except in the case of willful misconduct or gross negligence.

         Section 5.     Participation; Elective Deferrals: Matching
Contributions.

         (a) To elect to participate in the Plan for a particular Plan Year, an Eligible Executive must execute a Deferred Compensation Election Form and file such form with the Committee (or its designee) before the Commencement of such Plan Year. To participate in the Plan during the year in which the Plan is first implemented, the Eligible Executive must make an election to defer Salary compensation for services to be performed subsequent to the election and/or to defer Bonus compensation, in each case, within 30 days after the effective date of the Plan. To participate in the Plan during the first year in which an individual becomes eligible to participate in the Plan, the new Eligible Executive must make an election to defer Salary compensation for services to be performed subsequent to the election and/or to defer Bonus compensation, in each case, within 30 days after the date the new Eligible Executive becomes eligible. Such election shall:

                 (i) contain a statement that the Eligible Executive elects to defer a portion of the Eligible Executive's Salary (up to 25% thereof, in increments of 1% or in fixed dollar amounts per pay period) and/or Bonus (up to 100% thereof, in increments of 1% or a fixed dollar amount) for a specified Plan Year that becomes payable to the Eligible Executive after the filing of such election;

                 (ii) apply only to the Salary otherwise payable to the Eligible Executive during the Plan Year for which such election is made and to any Bonus payment that is attributable to the Eligible Executive's services rendered to the Company during the Plan Year for which such election is made (whether or not actually payable in such Plan Year); and

                 (iii) be irrevocable with respect to the Plan Year to which it applies. Upon receipt of an Eligible Executive's deferral election, the Company shall establish as an accounting entry an individual Deferral Account for such Eligible Executive and such Eligible Executive shall become a Participant under the Plan. Thereafter, the Company shall credit the Executive's Deferral Account with all Deferred Compensation which would otherwise have been payable to the Eligible Executive in the absence of an election under the Plan. The Deferral Account shall be credited monthly in an amount equal to the sum of the Deferred Compensation that would otherwise have been paid by the Company in accordance with the Company's normal payroll practices for the immediately preceding month as soon as is administratively feasible.

         (b) the Company shall, if on the first day of any such month the Participant is employed by the Company, credit matching contributions to the Participant's Matching Contributions Account in an amount equal to 25% of the first 6% of Salary and Bonus actually deferred under the Plan by the Participant in respect to the preceding month as soon as is administratively feasible.

         (c) From time to time, the Company may, in its sole discretion, credit supplemental contributions to the Participant's Supplemental and Matching Contributions Account in such amounts as the Company shall determine in its sole discretion.

         Section 6. Payment of Deferred Compensation. The vested accrued balances in a Participant's Accounts shall be paid to a Participant, or, in the case of any Participant's death prior to payment, the Participant's designated beneficiary(ies), in stock in one lump sum commencing as soon as it is administratively feasible after the month in which the termination of the Participant's employment occurs. However, if employment ends due to the Participant's Retirement, then payment will be made or commence within the first fifteen (15) days of the following calendar year, in the form of either a single lump sum of company stock or in annual installments of company stock or with the Committee's consent in cash, up to fifteen (15) years, pursuant to the participant's advance written election received at least twenty four (24) months prior to said Retirement. Such election of distribution method shall be made at the time of deferral and may be changed at any time prior to the Participant's Retirement as long as it is made at least twenty four (24) months prior to the Participant's Retirement.

         Section 7. Investment of Account Balances. During and for each Plan Year, the accrued balances in each Deferral Account, Supplemental Contributions Account and Matching Contributions Account will be deemed to be invested, as soon as is administratively feasible during the month following the month in which elective deferrals, supplemental contributions and matching contributions are credited to their respective Accounts under the Plan, in the Company's Common stock, including dividends. At the end of each Plan Year, the Accounts shall be adjusted and increased or decreased by the results of such deemed investment for such Plan Year pursuant to Section 8. If a Participant elects to defer the distribution of his or her Account balance under the Plan pursuant the installment distribution election, the undistributed vested portion of the Participant's Account will continue to be credited with investment gains or losses as described under this Section 7 unless the Participant elects to have the undistributed vested Account balances deemed invested at a fixed rate of interest as determined by the Committee. Such an investment election must be made in the same manner, and subject to the same restrictions, as the Participants Distribution Election described in Section 6.

         Section 8. Valuation. At the end of each Plan Year, the vested and unvested balances in the Deferral Account, Supplemental Contributions Account and the Matching Contributions Account of each Participant shall be determined by the Company, taking into account any increase or decrease therein for such Plan Year under Section 7, including dividends. The balance determined, as of the end of each Plan Year, shall be communicated in writing to each Participant as soon as practicable after the end of the Plan Year. In the case of any termination under Section 6 above, the vested and unvested balances in the Deferral Account, Supplemental Contributions Account and the Matching Contributions Account of any affected Participant shall be determined by the Company as of the date of any such termination.

         Section 9. Distribution In Cases of Hardship. The Committee may make distributions to a Participant from the vested balances in such Participant's Deferral Account, Supplemental Contributions Account or Matching Contributions Account upon a showing by such Participant that an Unforeseeable Emergency has occurred. Such distributions shall be limited to the amount shown to be necessary to meet the Unforeseeable Emergency.

         Section 10. Vesting. Notwithstanding anything contained herein to the contrary, a Participant's accrued balance in such Participant's Deferral Account (and the amounts payable with respect thereto) shall be fully vested at all times. A Participant's accrued balance in such Participant's Matching Contributions Account (and the amounts payable with respect thereto) and in such Participant's Supplemental Contributions Account (and the amounts payable with respect thereto) shall, in each case, become 100% vested after a Participant completes five years of continuous service with the Company. Notwithstanding the immediately preceding sentence, if (a) the Participant dies, (b) the Participant's employment with the Company is terminated due to Disability or (c) a Change of Control occurs, such Participant's accrued balance in the Matching Contributions Account and Supplemental Contributions Account shall be fully vested as of the date of death, the date of such termination or the date of any such Change of Control, as the case may be.

         Section 11. Forfeiture. If a Participant's employment with the Company is terminated for any reason (other than death) prior to such Participant's vesting under Section 10, such unvested Participant's accrued balance in such Participant's Matching Contributions Accounts (and the amounts payable with respect thereto) and in such Participant's Supplemental Contributions Account

(and the amounts payable with respect thereto) shall, in each case, be forfeited by such Participant.

         Section 12. Roll Over of Deferred Compensation Plan Balances. Those Participants in this Plan who also have balances in the Deferred Compensation Plan can elect to have the value of their Deferred Compensation Plan credited to this Plan at any time. The amount credited will not be eligible for the Matching Contributions under section 5 (b). The balance of the Participant's Deferred Compensation Plan will be credited to the Participants Rollover Account as soon as is administratively feasible during the month following the month in which the election to roll over the balance is made, at the same time as other contributions are credited pursuant to Section 7.

         Section 13. Amendment. The Plan may be amended, modified or terminated at any time, for any reason, without notice, by the Committee except that no such amendment, modification or termination shall have a material adverse effect on the vested accrued balance of any Participant's Deferral Account, Supplemental Contributions Account and/or Matching Contributions Account as of the effective date of any such amendment, modification or termination (without the consent of the Participant (or, if the Participant is dead, his or her beneficiary(ies))).

         Section 14. Participant's Right Unsecured: No Duty to Invest. The right of a Participant to receive any distribution hereunder shall be an unsecured claim against the general assets of the Company. No Company assets shall in any way be subject to any prior claim by any Participant. The Company shall have no duty whatsoever to set aside or invest any amounts credited to any Deferral Account, Supplemental Contributions Account or Matching

Contributions Account established under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any employee at any time for any reason. A Participant shall have no right, title, or interest whatsoever in or to any specific assets of the Company, nor any investments, if any, which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or any other person. The Company will maintain a "rabbi" trust agreement to provide for a source of funds out of which all or any portion of the benefits under the Plan may be satisfied.

         Section 15. Restrictions on Alienation. No amount deferred or credited to any Account under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, levy or charge the same shall be void; nor shall any amount in any manner be subject to any claims for the debts, contracts, liabilities, engagements or torts of the Participant (or the Participant's beneficiary or personal representative) entitled to such benefit. No Participant shall be entitled to borrow at any time any portion of the Participant's Account balances under the Plan.

         Section 16. Withholding. There shall be deducted from all payments under the Plan the amount of any taxes required to be withheld by any Federal, state or local taxing authority. The Participants, their beneficiaries and personal representatives shall bear any and all Federal, foreign, state or local income or any other tax imposed on amounts paid under the Plan.

Employment taxes on amounts allocated to Participant's Accounts will be withheld when services are rendered or later, when such amounts vest.

         Section 17. Participants Bound by Terms of the Plan. By electing to become a Participant, each Eligible Executive shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Company with regard to the Plan. Such terms and consent shall also apply to and be binding upon the beneficiaries, personal representatives and other successors in interest of each Participant. Each Participant shall receive a copy of the Plan.

         Section 18. Designation of Beneficiary(ies). Each Participant under the Plan may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan becomes payable on, after or as a result of the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, the beneficiary shall be the Participant's estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

         Section 19. Severability of Provisions. In the event any provision of the Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid. the Plan shall be binding upon and inure to the benefit of (a) the Company and its respective successors and assigns, and (b) each Participant, his or her designees and estate.
Nothing in the Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, or engaging in any other corporate transaction.

         Section 20. Governing Law and Interpretation. The Plan shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of Delaware. This Plan shall not be interpreted as either an employment or trust agreement.

         Section 21. Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under the Plan shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee benefit plans or arrangements, if any, provided by the Company or any affiliate of the Company. The existence of the Plan notwithstanding, the Company may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

         Section 22. Arbitration. Except as otherwise provided in this Plan, any controversy between the parties arising out of this Plan shall be submitted to the American Arbitration Association under its Commercial Arbitration Rules for binding arbitration. The arbitration shall be held in Fort Smith, Arkansas or such other location where the Company may have its corporate headquarters, using a single arbitrator. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Each side shall bear its own attorney's fees. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Plan nor to grant punitive, special, extracontractual, on consequential damages or any other remedy which is either prohibited by the terms of this Plan, or not available in a court of law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         Section 23. Effective Date of the Plan. The Plan shall be effective as of January 1, 1997 upon its adoption by the Company.

         IN WITNESS WHEREOF, the Plan is hereby adopted by the Company on this 12th day of December, 1996.

                                        Beverly Enterprises, Inc.

                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

             EXCERPTS FROM THE MINUTES OF BEVERLY ENTERPRISES, INC.
                         COMPENSATION COMMITTEE MEETING
                    HELD ON THE ______ DAY OF NOVEMBER, 1997

         At a meeting of the Compensation Committee of the Board of Directors ("Committee") of Beverly Enterprises, Inc., a Delaware corporation, (hereinafter referred to as the "Corporation"), held on the _____ day of November, 1997, the following resolutions were unanimously adopted:

         WHEREAS, the Corporation's healthcare business is to be transferred to a wholly-owned subsidiary of the Corporation, New Beverly Holdings, Inc. ("NBHI"), which will then be spun-off to the shareholders of the Corporation, all pursuant to the Agreement and Plan of Distribution by and between the Corporation, NBHI and Capstone Pharmacy Services, Inc. ("Capstone") dated as of April 15, 1997; and

         WHEREAS, immediately following such spin-off, the Corporation will merge with and into Capstone, with Capstone as the surviving corporation, all pursuant to the Distribution Agreement and Plan of Merger by and between the Corporation and Capstone dated as of April 15, 1997 (all the aforementioned transactions to be referred to herein collectively as the "Transaction"); and

         WHEREAS, the Corporation is the sponsor of the Beverly Enterprises, Inc. Executive Deferred Compensation Plan effective January 1, 1997 (the "Plan");

         WHEREAS, the Corporation desires, in light of the Transaction, to amend the Plan to reflect adjustments to the deemed investment credits under
Section 7 of the Plan; and

         WHEREAS, Section 13 of the Plan provides that it may be amended, modified or terminated at any time by the Committee;

         NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the closing date of the Transaction:

         1.  Section 2(e) of the Plan is amended to read as follows:

                   "Company" means Beverly Enterprises, Inc. prior to the date of the Transaction, and shall mean New Beverly Holdings, Inc. (which shall be changing its name to Beverly Enterprises, Inc.) subsequent to said date.

         2. The Plan is amended by adding a new Section 2(w) to read as follows:

                   "Transaction" means, collectively, those transactions which are described in the Agreement and Plan of Distribution by and between the Corporation, New Beverly Holdings, Inc. and Capstone Pharmacy Services, Inc., dated as of April 15, 1997, and the Agreement and Plan of Merger by and between the Corporation and Capstone Pharmacy Services, Inc. dated as of April 15, 1997.

         3.  The Plan is amended to add a new Section 2(x) to read as follows:

                   "Capstone Stock" means the common stock, par value $0.01 per share, of Capstone Pharmacy Services, Inc., a Delaware corporation, (which is changing its name to PhaRmerica Corporation).

         4. Section 6 of the Plan is amended by adding the following sentence at the end thereof:

                   Notwithstanding the foregoing, that portion of a Participant's account balance which is deemed invested in Capstone Stock will be payable pursuant to the terms of this
                   Section 6 in either cash or Capstone Stock, within the complete discretion of the Committee.

         5. Section 7 of the Plan is amended by adding the following new paragraphs as follows:

                   Notwithstanding the foregoing, as of the date of the Transaction, the balances of each Participant's Deferral Account, Rollover Account, Supplemental Contributions Account and Matching Account shall be deemed invested in shares of New Beverly Holdings, Inc. ("NBHI") and Capstone Pharmacy Services, Inc. ("Capstone") common stock in the ratio of .44 shares of Capstone common stock and one (1) share of NBHI common stock for each share of Company Common Stock in which said Accounts were previously deemed invested under this Section 7. Such adjusted Account balances shall be further adjusted based upon the fluctuations in value of NBHI and Capstone Stock until distributed to the Participant pursuant to the terms of the Plan.

                   Subsequent to the date of the Transaction, all further additions to a Participant's Deferral Account, Supplemental Contributions Account, Rollover Account, and Matching Account shall be deemed invested solely in shares of NBHI common stock, in accordance with the terms of this Section
                   7. Therefore, at the end of each Plan Year, each Participant's total account value shall be the sum of (i) the value of each of his accounts as of the date of the Transaction, as adjusted for the performance of NBHI and Capstone common stock, plus (ii) the value of all contributions made subsequent to the date of the Transaction, as adjusted for the change in the value of NBHI common stock.

 *          *          *          *          *          *          *          *

         I, Robert W. Pommerville, Executive Vice President, General Counsel and Secretary, hereby certify that the foregoing is a true and exact copy of the Resolutions adopted by the Compensation Committee of the Board of Directors of the Corporation at a meeting of the said Committee held on the _____ day of November, 1997, and entered upon the regular Minute Book of said Corporation and is now in full force and effect. I further certify that the Compensation Committee of the Corporation at the time of adoption of said Resolution had full powers and lawful authority to adopt said Resolutions.

ATTEST:  (SEAL)                              BEVERLY ENTERPRISES, INC.


                                             By:
---------------------------------               -------------------------------
                                                Secretary, Board of Directors






                                       3